EXHIBIT 99.1








                   REPORT OF INDEPENDENT ACCOUNTANTS
                              __________



To the Board of Directors,
GS Financial Products US Co.:

We have audited the accompanying balance sheets of GS FINANCIAL PRODUCTS US Co. as of November 24, 1995 and November 29, 1996. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of GS Financial Products US Co., as of November 24, 1995 and November 29, 1996, in conformity with accounting principles generally accepted in the United States.

                                             COOPERS & LYBRAND L.L.P.



New York, New York
February 7, 1997.

                    GS FINANCIAL PRODUCTS US Co.

                           Balance Sheets
         (U.S. dollars in thousands, except share par value)
                          ---------------


                                          November 24, 1995   November 29, 1996
                                          -----------------   -----------------
 Assets:
 Cash and cash equivalents (Note 2)             $11,179            $11,524
 Investment in affiliates (Notes 1 and 3)           633                679
 Other assets                                       120                130
                                                 ------             ------
                   Total assets                 $11,932            $12,333
                                                 ------             ------
                                                 ------             ------

 Liabilities and Shareholders' Equity
 Accounts payable                                    $7               $170
                                                     --               ----
                   Total liabilities                  7                170

 Commitments and Contingencies (Note 3)

 Shareholders' Equity:
   Ordinary share capital
     $1 par value; 899,999 shares
     authorized, 11,305 shares
     issued and outstanding                          11                 11
   Deferred share capital (Note 1)
     $1 par value; 1 share
     authorized, issued and
     outstanding                                     --                 --
   Additional paid-in-capital                    10,599             10,599
   Retained earnings                              1,315              1,553
                                                 ------             ------
     Total shareholders' equity                  11,925             12,163
                                                 ------             ------
   Total liabilities and
     shareholders' equity                       $11,932            $12,333
                                                 ------             ------
                                                 ------             ------




    The accompanying notes are an integral part of the financial statements.

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


                          GS FINANCIAL PRODUCTS US Co.

                             Notes to Balance Sheets

                               -------------------


1.  Business and Significant Accounting Policies:

    GS Financial Products US Co. ("US Co.") is a Cayman Islands limited liability corporation owned directly by GS Financial Products, L.P., a Cayman Islands exempted limited partnership, except for one non-participating deferred share (the "Deferred Share"), held by an outside party. The Deferred Share has sufficient voting power to permit its holder to block an attempt to voluntarily dissolve US Co. The Deferred Share has no other material economic or voting rights. The ultimate parent of US Co. is The Goldman Sachs Group, L.P., a Delaware limited partnership.

    US Co. is an approximate 1% owner and the general partner of GS Financial Products U.S., L.P. ("FPUS"), a Cayman Islands exempted limited partnership. US Co.'s investment in its affiliate (Note 3) is accounted for by the equity method.

    US Co.'s balance sheets have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts. The balance sheets are reported in U.S. dollars, the functional currency of US Co.

    As a Cayman Islands limited liability company, US Co. is not subject to income taxes.


2.  Cash and Cash Equivalents:

    Cash equivalents are short-term, highly liquid investments with original maturities of three months or less. Cash and cash equivalents as of November 29, 1996 includes $11.5 million of short-term deposits with an affiliate and, as of November 24, 1995, $111 thousand of short-term deposits and $11.1 million in U.S. Government securities. Cash and cash equivalents are carried at cost plus accrued interest, which approximates fair value.


3.  Investment in Affiliates:

    FPUS owns an approximate 1% general and limited partnership interest in GS Financial Products International, L.P. ("FPI"), which is also a Cayman Islands exempted limited partnership. Under Cayman Islands law, FPUS would be liable for all of the liabilities of FPI if it were to become insolvent.

    The business of FPUS and FPI is to enter into, as principal or guarantor, a variety of financial instruments such as swaps, options, futures, forwards, warrants and indexed debt instruments and the underlying financial instruments (i.e., securities, commodities or foreign currency). As of November 29, 1996 and November 24, 1995, the assets of FPUS consisted principally of Derivative Transactions with major international financial institutions with ratings of single-A or better from the major internationally recognized credit rating agencies and cash and cash equivalents. As of November 29, 1996 the assets of FPI consisted principally of Japanese equity and equity-linked securities. FPI's functional currency is the Japanese Yen, and the amounts presented below were translated at the yen/dollar exchange rate in effect at the applicable balance sheet date.


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

                          GS FINANCIAL PRODUCTS US Co.

                       Notes to Balance Sheets (Continued)

                              ------------------


    Selected balance sheet data for FPUS and FPI ($ in millions):

                               November 24, 1995             November 29, 1996
                               -----------------             -----------------
 FPUS
 ----
 Total assets                               $425                          $371
 Total liabilities                           300                           237
 Partners' capital                           125                           134
 Net income                                   12                            14

 FPI
 ---
 Total assets                               $516                          $400
 Total liabilities                           406                           304
 Partners' capital                           110                            96
 Net income (loss)                           0.9                          (0.3)


4.  Related Party Transactions:

    An affiliate provides US Co. with operations and administrative support for which an agreed upon fee per annum is charged. US Co. also obtains brokerage and custodial services from affiliates.


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